Exhibit 99.(17)(u)

Guardian Variable Contract Funds

• The Guardian VC High Yield Bond Fund	Annual Report To Contractowners

Leslie Barbi, Portfolio Manager

Objective:
Seeks current income. Capital appreciation is a secondary objective

Portfolio:
At least 80% is invested in corporate bonds and other debt securities that, at the time of purchase, are rated below investment grade or are unrated

Inception Date:
September 13, 1999

Net Assets at December 31, 2005:
$63,890,110

An Update from Fund Management

The Fund had a total return of 3.30% for the year ended December 31, 2005, while the Fund’s benchmark, the Lehman Brothers Corporate High Yield Bond Index, returned 2.74% in 2005.

Market Overview

During 2005, the economy grew at a very solid pace, as a robust housing market and job growth continued to support consumption. The first three quarters of 2005 exhibited an above-trend GDP growth rate of 3.8% and economists expect the fourth quarter of 2005 to come in at 3.2%. Coming into 2005, market observers had expected increased investment by the business sector to replace consumer spending as the economy’s growth engine. This did not materialize. In fact, consumers increased their role in the economy as the boom in the housing sector enabled many to increase their spending by tapping into their homes’ increased value through mortgage refinancings and cash takeouts. The damage caused by Hurricanes Katrina and Rita devastated specific regions and regional economies, but it did not appear to have inflicted lasting damage on the overall national economy. Employment continued to grow at a strong pace and the unemployment rate dropped to 4.9% by the end of 2005 relative to a pre-hurricane peak of 5.4% earlier in the year.

Good demand plus high energy prices and rising input costs caused some inflation concerns at different points in the year, which kept the Federal Reserve Board (the “Fed”) on the tightening path raising the target Fed Funds target rate by 0.25% at every Federal Open Market Committee’s (FOMC) meeting, for a cumulative increase in 2005 of two full percentage points to end the year at 4.25%. The Fed hikes, plus fairly stable longer term rates, which Federal Reserve Chairman Greenspan labeled a “conundrum” early in the year, led to a much flatter Treasury yield curve. At year end, the two-year Treasury yield of 4.41% was just above the yield on the 10-year Treasury yield of 4.39% so the curve was slightly “inverted.” Flat and inverted yield curves generally put pressure on spread product and riskier asset classes since they reduce investment incentives relative to short term “risk-free” rates, and they more typically occur in advance of economic slowdowns. The current flat yield curve is not necessarily seen as an economic forecast this time around. The more stable yields in the long end of the Treasury curve were attributed to strong buying by overseas central banks and investors as countries such as China needed to reinvest a good portion of their trade surpluses into U.S. securities. In addition, longer maturity securities also lost much of their risk premium as investors recognized the Fed’s vigilance and success in battling inflation and as a result, required lower yield premiums in light of the reduced risk of a major inflation episode. Energy costs for oil, gasoline and natural gas stayed at high levels but thus far have not resulted in broadly higher product prices.

In terms of high yield market conditions, spreads began the year at tight levels, credit quality remained strong, but risks increased. Yield spreads began 2005 at levels that were tight on a

About information in this report:

•       It is important to consider the Fund’s investment objectives, risks, fees and expenses before investing. All funds involve some risk, including possible loss of the principal amount invested. Investing in bond funds exposes you to the general risk of investing in the debt markets. Duration is a measure of bond price sensitivity to a given change in interest rates. Generally, the higher a bond’s duration, the greater its price sensitivity to a given change in interest rates. Bond funds are subject to interest rate risk. When interest rates rise, bond prices generally fall, and when interest rates fall, bond prices generally rise. Currently, interest rates are at historically low levels. Please keep in mind that in this kind of environment, the risk that bond prices may fall when interest rates rise is potentially greater. Investing in high yield bonds involves special risks because investments in lower rated and unrated debt securities are subject to greater loss of principal and interest than higher rated securities.

•       The Lehman Brothers Corporate High Yield Index is generally considered to be representative of corporate high yield bond market activity. Index returns are provided for comparative purposes. Please note that the index is unmanaged and not available for direct investment and its returns do not reflect the fees and expenses that have been deducted from the Fund.

historical basis, with the OAS (option-adjusted spread) on the Lehman Brothers Corporate High Yield Index ending 2004, at just a 2.88% over Treasuries. These levels were somewhat justified after an extended period of deleveraging and liquidity improvement, but also reflected many investors’ “search for yield” in a generally low yield and tight spread environment. During 2005, credit quality remained fairly strong, however, companies shifted focus from debt reduction and liquidity enhancement to more shareholder-friendly and private equity investor-friendly moves, such as share buybacks, dividend deals, and merger and acquisition transactions. Additionally, the deterioration in the automotive sector impacted the high yield market. This led to some general risk aversion and fears that a “financial accident” was brewing as some players in structured credit took big hits as Ford and GM bonds fell substantially and simultaneously. Meanwhile, a bid for GM stock from Kirk Kerkorian particularly hurt some capital arbitrage players who lost on both sides of their long GM bonds and short GM stock trades. The pending large “fallen angel” supply and heightened risk aversion sent the spreads on the high yield market 1.67% wider from mid-March to mid-May. While the high yield market rebound started in mid-May, autos again roiled the markets in the fall as Delphi filed for bankruptcy on October 8th, which along with energy impacts from Hurricane Katrina disrupted the market enough to slow high yield issuance for a number of weeks. Soaring energy prices, especially right after Hurricane Katrina, raised the specter of a slowing economy as higher energy costs would weigh on discretionary spending from consumers, and increase costs for businesses. However, that view dissipated before October was over and high yield issuance returned in force. By year end, Ford, Ford Motor Credit, General Motors, and GMAC had all entered the high yield index, at the start of 2006 representing about 12% combined and bringing the automotive total to 14.3% of the overall market.

Overall earnings were better than had been expected at the beginning of the year, and stocks put in a moderate performance, with the S&P 500 Index up 4.91% on the year. New issuance was about 110 billion, down from about 158 billion the year before. However, like 2004, a higher than average portion of issuance was in CCC rated area (per JP Morgan Chase, more than 15% of issuance in 2004 and 2005 was CCC or Split B rated), and a higher than average portion of issuance was done to raise money for acquisition financing (per JP Morgan Chase, 32% of issuance in 2005, the highest since 1989, versus 12.9% to 15.5% in 2001 through 2003).

Strategy Overview

The Fund invests primarily in bonds rated below investment grade. Based on its long-term investment philosophy, the Fund makes individual bond investments by considering the underlying creditworthiness of an issuer, including industry factors, as a starting point. The investment decision also incorporates valuation and relative value of individual bonds, including assessment adequacy of risk premium over Treasuries, potential price appreciation and comparison of specific bond features. We avoided holdings in credits that went bankrupt, such as Collins & Aikman, Delphi, and Calpine. While we focus on avoiding credit problems, speculative grade bonds do carry higher credit risk than investment grade rated securities, so the Fund uses portfolio diversification to limit the impact from a negative event affecting an individual issuer’s bonds, and also to avoid excessive concentrations in any one industry. The Fund held less than a dozen credits with positions of 2% or higher of the net asset value of the Fund, with a very limited number of those at 3% or higher. Similarly, most industries made up less than 5% of the investments in the Fund, with only a handful of industries at higher levels. The highest industry weighting was 11.2% in electrics as of December 31, 2005.

In addition to security selection, the Fund used quality bias and industry selection to drive performance. High yield spreads began 2005 at levels that were tight on a historical basis. Despite good fundamentals, our view was that credit fundamentals had likely plateaued and that a number of risk factors were on the rise: we expected the Fed to continue to tighten, and event risk was higher with issuers shifting focus to more shareholder and private equity investor-friendly moves. Given what we felt were tight valuations, meaning spreads that did not adequately compensate for what we perceived as the risks, the Fund took a defensive posture in terms of quality and industry weighting. In 2005, the Fund maintained a higher average credit quality than the general high yield market, as represented by the Lehman Brothers High Yield Index. At year end, the portfolio average quality was low BB, versus high/mid single B for the general market. This higher quality bias served the Fund well, as higher quality high yield (BB and B rated securities) outperformed Treasuries. In 2005, the Lehman High Yield Index outperformed same duration Treasuries by 0.47%. Ba and B securities outperformed by 0.4% and 1.29%, respectively and Caa and Ca-D securities underperformed by 1.35% and 3.47%, respectively NR (not rated) securities outperformed by 9.78%, but only accounted for 1.2% of the Index).

A combination of outlook and analysis of industries and individual credits drove our industry allocation. A few highlights follow. Our relatively large weight in utilities actually was fairly defensive given our specific issuer selections and positions in the capital structure, and went hand in hand with our strategy to have lower weights in sectors where we thought the outlook was less favorable. For example, the Fund had lower than market average weightings in a number of sectors, each of which performed poorly in 2005; specifically automotive, paper and pharmaceutical, which underperformed by 13.49%, 6.99% and 3.08%, respectively. Of course, not all of our industry weightings added value to the portfolio. While we did have an overweight to wireless, which outperformed by 7.6%, we had an underweight to wirelines, which outperformed by 5.3%. We also did not have the foresight to overweight environmental, which outperformed by 6.10%.

The views expressed above are those of the Fund’s portfolio manager(s) as of December 31, 2005 and are subject to change without notice. They do not necessarily represent the views of Guardian Investor Services LLC. The views expressed herein are based on current market conditions and are not intended to predict or guarantee the future performance of any Fund, any individual security, any market or market segment. The composition of each Fund’s portfolio is subject to change. No recommendation is made with respect to any security discussed herein.

Top Ten Holdings  (As of 12/31/2005)

Company	Coupon	Maturity Date	Percentage of Total Net Assets
Targeted Return Index Secs. Tr.	7.362%	6/15/2015	3.60%
General Motors Acceptance Corp.	6.750%	12/1/2014	2.93%
Mission Energy Hldg.	13.500%	7/15/2008	2.53%
Nextel Comm., Inc.	7.375%	8/1/2015	2.48%
JC Penney Co., Inc.	7.950%	4/1/2017	2.14%
Sierra Pacific Resources	8.625%	3/15/2014	1.90%
Allegheny Energy Supply	7.800%	3/15/2011	1.89%
Williams Cos., Inc.	7.750%	6/15/2031	1.61%
Federative Republic of Brazil	9.250%	10/22/2010	1.47%
Equistar Chemicals LP	10.125%	9/1/2008	1.44%

Bond Quality  (As of 12/31/2005 and 6/30/2005)

Source: Standard and Poor’s Ratings Group

Average Annual Total Returns  (For periods ended 12/31/2005)

	1 Yr	5 Yrs	10 Yrs	Since Inception 9/13/1999
The Guardian VC High Yield Bond Fund	3.30%	6.90%	—	4.85%
Lehman Brothers Corporate High Yield Index	2.74%	8.85%	—	6.12%

All performance data quoted is historical and the results represent past performance and neither guarantee nor predict future investment results. To obtain performance data current to the most recent month (available within 7 business days of the most recent month end), please call us at (800) 221-3253 or visit our website at www.guardianinvestor.com. Current performance may be higher or lower than the performance quoted here. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost.

Total return figures are historical and assume the reinvestment of dividends and distributions and the deduction of all Fund expenses. The actual total returns for owners of variable annuity contracts or variable life insurance policies that provide for investment in the Fund will be lower to reflect separate account and contract/policy charges. The return figures shown do not reflect the deduction of taxes that a contractowner may pay on distributions or redemption of units.

Growth of a Hypothetical $10,000 Investment

To give you a comparison, the chart below shows the performance of a hypothetical $10,000 investment made in the Fund and the Lehman Brothers Corporate High Yield Index. Index returns do not include the fees and expenses of the Fund, but do include the reinvestment of dividends.

Fund Expenses

By investing in the Fund, you incur two types of costs: (1) transaction costs, including, as applicable, sales charges on purchase payments, reinvested dividends, or other distributions; redemption fees and exchange fees; and (2) ongoing costs, including, as applicable, management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other underlying funds.

The example is based on an investment of $1,000 invested on July 1, 2005 and held for six months ended December 31, 2005.

Actual Expenses

The first line in the table provides information about actual account values and actual expenses. You may use the information in this row, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line in the table provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees, or exchange fees. Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if transactional costs were included, your costs would have been higher.

	Beginning Account Value July 1, 2005	Ending Account Value December 31, 2005	Expenses Paid During Period*	Annualized Expense Ratio
Actual	$1,000.00	$1,022.00	$4.08	0.80%
Hypothetical (5% return before expenses)	$1,000.00	$1,021.17	$4.08	0.80%

*                    Expenses are equal to the Fund’s annualized expense ratio multiplied by the average account value over the period, multiplied by 184/365 (to reflect the Fund’s most recent fiscal half-year).

Schedule of Investments

December 31, 2005

Principal Amount		Rating Moody’s/S&P*	Value
Corporate Bonds — 88.6%
Aerospace and Defense — 2.0%
	Alliant Techsystems, Inc.
$335,000	Sr. Sub. Nt. 8.50% due 5/15/2011	B2/B	$351,750
	Comm. & Power Inds., Inc.
499,000	Sr. Sub. Nt. 8.00% due 2/1/2012	B3/B-	497,753
	L-3 Comms. Corp.
290,000	Sr. Sub. Nt. 6.125% due 7/15/2013	Ba3/BB+	287,825
150,000	Sr. Sub. Nt.† 6.375% due 10/15/2015	Ba3/BB+	149,625
			1,286,953
Automotive — 6.4%
	Ford Motor Credit Co.
620,000	Nt. 7.00% due 10/1/2013	Baa3/BB-	529,763
1,020,000	Sr. Nt. 7.25% due 10/25/2011	Baa3/BB-	881,133
	General Motors Acceptance Corp.
2,080,000	Nt. 6.75% due 12/1/2014	Ba1/BB	1,871,212
	Keystone Automotive Operations
580,000	Sr. Sub. Nt. 9.75% due 11/1/2013	Caa1/B-	501,700
	United Components, Inc.
280,000	Sr. Sub. Nt. 9.375% due 6/15/2013	B3/B	278,600
			4,062,408
Building Materials — 1.3%
	Norcraft Cos. Fin.
375,000	Sr. Sub. Nt. 9.00% due 11/1/2011	B3/B-	388,125
	Texas Inds., Inc.
430,000	Sr. Nt.† 7.25% due 7/15/2013	Ba3/BB-	446,125
			834,250
Chemicals — 5.1%
	Equistar Chemicals LP
845,000	Sr. Nt. 10.125% due 9/1/2008	B2/BB-	916,825
	Huntsman ICI Chemicals LLC
300,000	Sr. Sub. Nt. 10.125% due 7/1/2009	B3/B	309,750
	Huntsman Int’l. LLC
167,000	Sr. Nt. 9.875% due 3/1/2009	B2/B	176,185
	Koppers, Inc.
437,000	Sr. Nt. 9.875% due 10/15/2013	B2/B	474,145
	Lyondell Chemical Co.
278,000	Sr. Sub. Nt. 10.875% due 5/1/2009	B3/B	288,772
	Millennium America, Inc.
360,000	Sr. Nt. 9.25% due 6/15/2008	B1/BB-	388,350
	Nell AF SARL
525,000	Sr. Nt.† 8.375% due 8/15/2015	B2/B-	519,750
	Rhodia S.A.
150,000	Sr. Nt. 10.25% due 6/1/2010	B3/CCC+	164,250
			3,238,027
Construction Machinery — 2.3%
	Nationsrent, Inc.
300,000	Sr. Sub. Nt. 9.50% due 5/1/2015	Caa1/B-	315,000
	NMHG Hldg. Co.
80,000	Sr. Nt. 10.00% due 5/15/2009	B3/B+	85,200
	Terex Corp.
155,000	Sr. Sub. Nt. 9.25% due 7/15/2011	Caa1/B	165,463
255,000	Sr. Sub. Nt. Ser. B 10.375% due 4/1/2011	Caa1/B	270,300
	United Rentals NA, Inc.
672,000	Sr. Sub. Nt. 7.75% due 11/15/2013	Caa1/B+	655,200
			1,491,163
Consumer Products — 2.2%
	Bombardier Recreational Products
214,000	Sr. Sub. Nt. 8.375% due 12/15/2013	B3/B	214,268
	Elizabeth Arden, Inc.
555,000	Sr. Sub. Nt. 7.75% due 1/15/2014	B2/B-	560,550
	Jafra Cosmetics
387,000	Sr. Sub. Nt. 10.75% due 5/15/2011	B3/B-	423,765
	Riddell Bell Hldgs., Inc.
252,000	Sr. Sub. Nt. 8.375% due 10/1/2012	B3/B-	233,730
			1,432,313
Electric — 11.1%
	Allegheny Energy Supply
1,110,000	Nt. 7.80% due 3/15/2011	Ba3/B	1,209,900
	Edison Mission Energy
280,000	Sr. Nt. 9.875% due 4/15/2011	B1/B+	326,550
	Mission Energy Hldg.
1,395,000	Sr. Sec. Nt. 13.50% due 7/15/2008	B2/CCC+	1,618,200
	Nevada Power Co.
368,000	Mtg. Nt. Ser. L 5.875% due 1/15/2015	Ba1/BB	365,174
	Sierra Pacific Resources
1,120,000	Sr. Nt. 8.625% due 3/15/2014	B1/B-	1,211,828
	Teco Energy, Inc.
145,000	Sr. Nt. 6.75% due 5/1/2015	Ba2/BB	150,075
840,000	Nt. 7.00% due 5/1/2012	Ba2/BB	882,000
	TXU Corp.
515,000	Sr. Nt. Ser. P 5.55% due 11/15/2014	Ba1/BB+	489,166
	UtiliCorp United, Inc.
840,000	Sr. Nt. 7.75% due 6/15/2011	B2/B-	858,900
			7,111,793
Energy — 4.0%
	Chaparral Energy, Inc.
170,000	Sr. Nt.† 8.50% due 12/1/2015	B3/B	175,950

See notes to financial statements.

Principal Amount		Rating Moody’s/S&P*	Value

	Chesapeake Energy Corp.
$228,000	Sr. Nt. 6.375% due 6/15/2015	Ba2/BB	$228,000
294,000	Sr. Nt. 6.625% due 1/15/2016	Ba2/BB	297,675
	Dresser, Inc.
333,000	Sr. Nt. 9.375% due 4/15/2011	B2/B-	350,482
	Encore Acquisition Co.
450,000	Sr. Sub. Nt. 7.25% due 12/1/2017	B2/B	445,500
	Newpark Resources, Inc.
300,000	Sr. Sub. Nt. Ser. B 8.625% due 12/15/2007	B2/B	300,000
	Pride Int’l., Inc.
168,000	Sr. Nt. 7.375% due 7/15/2014	Ba2/BB-	180,180
	Western Oil Sands, Inc.
222,000	Sr. Sec. Nt. 8.375% due 5/1/2012	Ba2/BB+	249,473
	Whiting Petroleum Corp.
300,000	Sr. Sub. Nt.† 7.00% due 2/1/2014	B2/B-	300,750
			2,528,010
Entertainment — 0.8%
	Intrawest Corp.
504,000	Sr. Nt. 7.50% due 10/15/2013	B1/B+	510,300
Environmental — 0.4%
	Allied Waste NA, Inc.
250,000	Sr. Nt. 7.875% due 4/15/2013	B2/BB-	258,125
Food and Beverage — 2.7%
	American Seafood Group LLC
320,000	Sr. Sub. Nt. 10.125% due 4/15/2010	B3/B-	337,200
	ASG Consolidated LLC
420,000	Sr. Disc. Nt. (1) 0/11.50% due 11/1/2011	Caa1/B-	333,900
	Del Monte Corp.
441,000	Sr. Nt. 6.75% due 2/15/2015	B2/B	429,975
	Michael Foods, Inc.
580,000	Sr. Sub. Nt. 8.00% due 11/15/2013	B3/B-	594,500
			1,695,575
Gaming — 2.6%
	Boyd Gaming Corp.
510,000	Sr. Sub. Nt. 6.75% due 4/15/2014	B1/B+	506,175
	MGM MIRAGE, Inc.
425,000	Sr. Nt. 6.625% due 7/15/2015	Ba2/BB	423,938
340,000	Sr. Nt. 8.50% due 9/15/2010	Ba2/BB	368,475
	Station Casinos
340,000	Sr. Sub. Nt. 6.875% due 3/1/2016	Ba3/B+	347,650
			1,646,238
Health Care — 6.4%
	Accellent, Inc.
300,000	Sr. Nt.† 10.50% due 12/1/2013	Caa1/B-	$307,500
	Coventry Health Care, Inc.
441,000	Sr. Nt. 6.125% due 1/15/2015	Ba1/BBB-	452,025
	DaVita, Inc.
320,000	Sr. Sub. Nt.† 7.25% due 3/15/2015	B3/B	324,000
	Fisher Scientific Int’l., Inc.
600,000	Sr. Sub. Nt.† 6.125% due 7/1/2015	Ba2/BB+	600,000
	Fresenius Medical Care
310,000	Capital Tr. 7.875% due 6/15/2011	B1/BB-	330,150
	HCA, Inc.
735,000	Sr. Nt. 6.30% due 10/1/2012	Ba2/BB+	738,670
	Lifecare Hldgs., Inc.
300,000	Sr. Sub. Nt.† 9.25% due 8/15/2013	Caa1/CCC+	237,000
	National Nephrology Assocs., Inc.
368,000	Sr. Sub. Nt.† 9.00% due 11/1/2011	B1/B	407,560
	Triad Hospitals, Inc.
368,000	Sr. Sub. Nt. 7.00% due 11/15/2013	B3/B+	368,920
	Vanguard Health Hldg. Co. II
300,000	Sr. Sub. Nt. 9.00% due 10/1/2014	Caa1/CCC+	318,750
			4,084,575
Home Construction — 0.8%
	K. Hovnanian Enterprises, Inc.
300,000	Sr. Nt. 6.25% due 1/15/2016	Ba1/BB	278,348
221,000	Sr. Sub. Nt. 7.75% due 5/15/2013	Ba2/B+	218,152
			496,500
Industrial—Other — 0.4%
	Da Lite Screen Co., Inc.
167,000	Sr. Nt. 9.50% due 5/15/2011	B2/B-	175,350
	Stripes Acquisition/Susser Fin.
85,000	Sr. Nt.† 10.625% due 12/15/2013	B2/B	86,275
			261,625
Insurance — 0.5%
	UnumProvident Finance Co.
300,000	Sr. Nt.† 6.85% due 11/15/2015	Ba1/BB+	312,488
Lodging — 1.5%
	Host Marriott LP
675,000	Sr. Nt. Ser. O 6.375% due 3/15/2015	Ba2/BB-	673,313
	Royal Caribbean Cruises Ltd.
300,000	Sr. Nt. 6.875% due 12/1/2013	Ba1/BB+	317,742
			991,055

See notes to financial statements.

Principal Amount		Rating Moody’s/S&P*	Value
Media — Cable — 3.4%
	Charter Comm. Hldgs. II
$912,000	Sr. Nt. 10.25% due 9/15/2010	Caa1/CCC-	$907,440
	Charter Comm. Operating LLC
278,000	Sr. Nt.† 8.00% due 4/30/2012	B2/B-	276,610
	CSC Hldgs., Inc.
315,000	Sr. Nt. Ser. B 7.625% due 4/1/2011	B2/B+	313,425
	Insight Comm., Inc.
368,000	Sr. Disc. Nt. (1) 0/12.25% due 2/15/2011	Caa1/CCC+	384,560
	Insight Midwest LP
278,000	Sr. Nt. 10.50% due 11/1/2010	B2/B	292,247
			2,174,282
Media — NonCable — 4.6%
	Allbritton Comm. Co.
125,000	Sr. Sub. Nt. 7.75% due 12/15/2012	B3/B-	125,625
	Dex Media East LLC
269,000	Sr. Sub. Nt. 12.125% due 11/15/2012	B1/B	314,730
	DirecTV Hldgs. Fin.
600,000	Sr. Nt. 6.375% due 6/15/2015	Ba2/BB-	586,500
109,000	Sr. Nt. 8.375% due 3/15/2013	Ba2/BB-	117,175
	EchoStar DBS Corp.
530,000	Sr. Nt. 6.375% due 10/1/2011	Ba3/BB-	510,125
	Houghton Mifflin Co.
382,000	Sr. Sub. Nt. 9.875% due 2/1/2013	Caa1/B-	408,262
	R.H. Donnelley Fin. Corp.
285,000	Sr. Sub. Nt.† 10.875% due 12/15/2012	B2/B+	321,338
	Radio One, Inc.
596,000	Sr. Nt. 6.375% due 2/15/2013	B2/B	578,865
			2,962,620
Metals and Mining — 3.1%
	Chaparral Steel Co.
340,000	Sr. Nt. 10.00% due 7/15/2013	B1/B	366,350
	Gibraltar Inds., Inc.
340,000	Sr. Sub. Nt.† 8.00% due 12/1/2015	Ba3/B+	342,550
	Massey Energy Co.
170,000	Sr. Nt.† 6.875% due 12/15/2013	B1/BB-	171,487
	Oregon Steel Mills, Inc.
735,000	1st Mtg. Nt. 10.00% due 7/15/2009	Ba3/B+	786,450
	Peabody Energy Corp.
280,000	Sr. Nt. Ser. B 6.875% due 3/15/2013	Ba3/BB-	291,200
			1,958,037
Natural Gas—Pipelines — 6.1%
	Atlas Pipeline Partners
170,000	Sr. Nt.† 8.125% due 12/15/2015	B1/B+	171,488
	Colorado Interstate Gas Co.
600,000	Sr. Nt.† 6.80% due 11/15/2015	B1/B	$613,065
	El Paso Natural Gas
600,000	Sr. Nt. Ser. A 7.625% due 8/1/2010	B1/B	630,948
	Holly Energy Partners LP
295,000	Sr. Nt. 6.25% due 3/1/2015	Ba3/B+	285,781
	Northwest Pipeline Corp.
126,000	Sr. Nt. 8.125% due 3/1/2010	Ba2/B+	133,560
	Semgroup LP
300,000	Sr. Nt.† 8.75% due 11/15/2015	B1/NR	306,750
	Southern Natural Gas Co.
377,000	Nt. 7.35% due 2/15/2031	B1/B	386,766
	Transcontinental Gas Pipeline Corp.
75,000	Nt. Ser. B 7.00% due 8/15/2011	Ba2/B+	78,281
	Williams Cos., Inc.
975,000	Sr. Nt. 7.75% due 6/15/2031	B1/B+	1,028,625
267,000	Sr. Nt. 8.125% due 3/15/2012	B1/B+	291,030
			3,926,294
Non Sovereign — 1.1%
	Gazprom OAO
600,000	Nt.† 9.625% due 3/1/2013	NR/BB	723,750
Noncaptive Consumer — 0.7%
	Dollar Financial Group, Inc.
416,000	Sr. Nt. 9.75% due 11/15/2011	B3/B	428,480
Packaging — 2.8%
	Ball Corp.
298,000	Sr. Nt. 6.875% due 12/15/2012	Ba2/BB	307,685
	Crown Americas
600,000	Sr. Nt.† 7.75% due 11/15/2015	B1/B	621,000
	Owens-Brockway Glass Container
306,000	Sr. Sec. Nt. 7.75% due 5/15/2011	B1/BB-	319,387
282,000	Sr. Sec. Nt. 8.875% due 2/15/2009	B1/BB-	294,338
	Silgan Hldgs., Inc.
222,000	Sr. Sub. Nt. 6.75% due 11/15/2013	B1/B+	220,890
			1,763,300
Paper and Forest Products — 1.4%
	Graphic Packaging Int’l., Inc.
764,000	Sr. Sub. Nt. 9.50% due 8/15/2013	B3/B-	729,620
	Millar Western Forest
222,000	Sr. Nt. 7.75% due 11/15/2013	B2/B+	165,390
			895,010

See notes to financial statements.

Principal Amount		Rating Moody’s/S&P*
Retailers — 2.6%
	J.C. Penney Co., Inc.
$1,176,000	Debt. 7.95% due 4/1/2017	Ba1/BB+	$1,365,971
	Rent-A-Center
320,000	Sr. Sub. Nt. Ser. B 7.50% due 5/1/2010	B1/BB-	305,600
			1,671,571
Services — 0.2%
	Williams Scotsman, Inc.
150,000	Sr. Nt. 8.50% due 10/1/2015	B3/B	155,250
Technology — 1.9%
	Iron Mountain, Inc.
750,000	Sr. Sub. Nt. 8.625% due 4/1/2013	Caa1/B	781,875
	Magnachip Semiconductor
450,000	Sr. Sec. Nt. 6.875% due 12/15/2011	Ba3/B+	442,125
			1,224,000
Textile — 1.3%
	Oxford Inds., Inc.
200,000	Sr. Nt. 8.875% due 6/1/2011	B2/B	203,750
	Russell Corp.
605,000	Sr. Nt. 9.25% due 5/1/2010	B2/B	613,319
			817,069
Transportation — 1.0%
	Hertz Corp.
170,000	Sr. Nt.† 8.875% due 1/1/2014	B1/B	173,188
	OMI Corp.
450,000	Sr. Nt. 7.625% due 12/1/2013	B1/B+	456,187
			629,375
Wireless Communications — 4.3%
	Centennial Cell Comm. Corp.
215,000	Sr. Nt. 10.125% due 6/15/2013	B3/CCC	233,812
	Inmarsat Fin. PLC
222,000	Sr. Nt. 7.625% due 6/30/2012	B1/B	228,938
	Nextel Comm., Inc.
1,500,000	Sr. Nt. Ser. D 7.375% due 8/1/2015	Baa2/A-	1,582,977
	Nextel Partners, Inc.
260,000	Sr. Nt. 8.125% due 7/1/2011	Ba3/BB-	277,875
	Rogers Wireless, Inc.
420,000	Sr. Sub. Nt. 8.00% due 12/15/2012	B2/B+	444,675
			2,768,277
Wireline Communications — 3.6%
	Citizens Comm. Co.
300,000	Sr. Nt. 9.25% due 5/15/2011	Ba3/BB+	330,750
	MCI, Inc.
285,000	Sr. Nt. (2) 7.688% due 5/1/2009	Ba3/B+	294,262
	Qwest Corp.
375,000	Sr. Nt.† 7.625% due 6/15/2015	Ba3/BB	401,250
840,000	Sr. Nt. 7.875% due 9/1/2011	Ba3/BB	905,100
	U.S. West Comm.
336,000	Debt. 8.875% due 6/1/2031	Ba3/BB	351,120
			2,282,482
	Total Corporate Bonds (Cost $55,887,145)		56,621,195
	Sovereign Debt Security — 1.5%
	Federative Republic of Brazil
837,000	Nt. 9.25% due 10/22/2010 (Cost $858,700)	Ba3/BB-	$936,603
Indexed Security — 3.6%
	Targeted Return Index Secs. Tr.
2,239,025	Ser. HY-2005-1†(2) 7.362% due 6/15/2015 (Cost $2,309,368)	B1/BB-	$2,300,598
Warrant — 0.0%
170	XM Satellite Radio, Inc. exp. 3/15/2010 (Cost $34,340)		$7,650
Repurchase Agreement — 5.6%
3,585,000	State Street Bank and Trust Co. repurchase agreement, dated 12/30/2005, maturity value of $3,586,641 at 4.12%, due 1/3/2006 (3) (Cost $3,585,000)		$3,585,000
Total Investments — 99.3% (Cost $62,674,553)			63,451,046
Cash, Receivables, and Other Assets Less Liabilities — 0.7%			439,064
Net Assets — 100%			$63,890,110

*                    Unaudited.

†                     Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally to certain qualified buyers. At 12/31/2005, the aggregate market value of these securities amounted to $10,290,097 representing 16.1% of net assets of which $9,302,987 have been deemed liquid pursuant to the Fund’s liquidity procedures approved by the Board of Directors.

(1)             Step-up bond.

(2)             Floating rate note. The rate shown is the rate in effect at 12/31/2005.

(3)             The repurchase agreement is fully collateralized by $3,640,000 in U.S. Government Agency, 5.50%, due 11/16/2015, with a value of $3,658,200.

Glossary:

NR — Not Rated.

See notes to financial statements.

Statement of Assets and Liabilities

December 31, 2005

ASSETS
Investments, at market (cost $62,674,553)	$63,451,046
Cash	702
Interest receivable	1,130,198
Receivable for fund shares sold	18,246
Other assets	1,516
Total Assets	64,601,708
LIABILITIES
Payable for securities purchased	642,146
Accrued expenses	36,693
Payable for fund shares redeemed	410
Due to GIS	32,349
Total Liabilities	711,598
Net Assets	$63,890,110
COMPONENTS OF NET ASSETS
Capital stock, at par	$7,670
Additional paid-in capital	68,746,191
Undistributed net investment income	11,563
Accumulated net realized loss on investments	(5,651,807)
Net unrealized appreciation of investments	776,493
Net Assets	$63,890,110
Shares Outstanding — $0.001 Par Value	7,669,555
Net Asset Value Per Share	$8.33

Statement of Operations

Year Ended
December 31, 2005

INVESTMENT INCOME
Interest	$4,522,661
Expenses:
Investment advisory fees — Note B	379,307
Custodian fees	59,672
Audit fees	29,529
Printing expense	23,622
Director’s fees — Note B	6,617
Other	8,948
Total Expenses	507,695
Net Investment Income	4,014,966
REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS — NOTE C
Net realized gain on investments — Note A	894,500
Net change in unrealized appreciation of investments — Note C	(2,815,587)
Net Realized and Unrealized Loss on Investments	(1,921,087)
NET INCREASE IN NET ASSETS FROM OPERATIONS	$2,093,879

See notes to financial statements.

Statements of Changes in Net Assets

	Year Ended December 31,
	2005	2004
INCREASE/(DECREASE) IN NET ASSETS
From Operations:
Net investment income	$4,014,966	$3,955,195
Net realized gain on investments	894,500	872,599
Net change in unrealized appreciation of investments	(2,815,587)	228,280
Net Increase in Net Assets Resulting from Operations	2,093,879	5,056,074
Dividends to Shareholders from:
Net investment income	(4,027,155)	(3,953,043)
From Capital Share Transactions:
Net increase in net assets from capital share transactions — Note G	2,483,833	7,812,748
Net Increase in Net Assets	550,557	8,915,779
NET ASSETS:
Beginning of year	63,339,553	54,423,774
End of year*	$63,890,110	$63,339,553

* Includes undistributed net investment income of:	$11,563	$23,752

See notes to financial statements.

Financial Highlights

Selected data for a share of capital stock outstanding throughout the year indicated:

	Year Ended December 31,
	2005	2004	2003	2002	2001
Net asset value, beginning of year	$8.60	$8.43	$7.61	$8.13	$8.61
Income from investment operations:
Net investment income	0.55	0.58	0.53	0.63	0.77
Net realized and unrealized gain/(loss) on investments	(0.27)	0.17	0.82	(0.53)	(0.47)
Net increase from investment operations	0.28	0.75	1.35	0.10	0.30
Dividends to shareholders from:
Net investment income	(0.55)	(0.58)	(0.53)	(0.62)	(0.78)
Net asset value, end of year	$8.33	$8.60	$8.43	$7.61	$8.13
Total return*	3.30%	9.22%	17.95%	1.29%	3.56%
Ratios/supplemental data:
Net assets, end of year (000’s omitted)	$63,890	$63,340	$54,424	$35,683	$32,210
Ratio of expenses to average net assets	0.80%	0.79%	0.81%	0.87%	0.90%
Ratio of net investment income to average net assets	6.35%	6.97%	7.17%	7.88%	8.96%
Portfolio turnover rate	88%	90%	165%	66%	140%

*                    Total returns do not reflect the effects of charges deducted pursuant to the terms of GIAC’s variable contracts.
Inclusion of such charges would reduce the total returns for all periods shown.

See notes to financial statements.

Notes to Financial Statements

December 31, 2005

Note A.   Organization and Accounting Policies

The Guardian VC High Yield Bond Fund (the Fund or GVCHYBF) is a series of The Guardian Variable Contract Funds, Inc. (GVCF). GVCF is incorporated in the state of Maryland and is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (1940 Act). The financial statements for the other remaining series of GVCF are presented in separate reports.

Shares of GVCHYBF are only sold to certain separate accounts of The Guardian Insurance & Annuity Company, Inc. (GIAC). GIAC is a wholly-owned subsidiary of The Guardian Life Insurance Company of America.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income, gains (losses) and expenses during the reporting period. Actual results could differ from those estimates.

Significant accounting policies of the Fund are as follows:

Investments

Pursuant to valuation procedures approved by the Board of Directors, certain debt securities may be valued each business day by an independent pricing service (Service). Debt securities for which quoted bid prices are readily available and representative of the bid side of the market, in the judgment of the Service, are valued at the bid price. Other debt securities that are valued by the Service are carried at fair value as determined by the Service, based on methods which include consideration of: yields or prices of securities of comparable quality, coupon, maturity and type; indications as to values from dealers; and general market conditions.

Other securities, including securities for which market quotations are not readily available (such as certain mortgage-backed securities, restricted securities, illiquid securities and foreign securities subject to a “significant event”) are valued at fair value as determined in good faith by or under the direction of the GVCF’s Board of Directors. A “significant event” is an event that will affect the value of a portfolio security that occurs after the close of trading in the security’s primary trading market or exchange but before the Fund’s NAV is calculated.

Investing outside of the U.S. may involve certain considerations and risks not typically associated with domestic investments, including the possibility of political and economic unrest and different levels of governmental supervision and regulation of foreign securities markets.

The Fund invests primarily in below investment grade securities (i.e. lower-quality debt), which are subject to certain risks. Lower-quality debt is considered to be speculative because it’s less certain that the issuer will be able to pay interest or repay the principal. These securities are generally more volatile and less liquid than investment grade debt. Lower quality debt securities can also be more sensitive to adverse economic conditions, including the issuer’s financial condition or stresses in its industry.

Futures contracts are valued at the settlement prices established by the boards of trade or exchanges on which they are traded.

Repurchase agreements are carried at cost which approximates market value (see Note D). Short-term debt securities with maturities of 60 days or less are valued on an amortized cost basis which approximates market value.

Investment transactions are recorded on the date of purchase or sale. Security gains or losses are determined on an identified cost basis. Interest income, including amortization/accretion of premium/discount, is accrued daily.

Foreign Currency Translation

GVCHYBF is permitted to buy international securities that are not U.S. dollar denominated. GVCHYBF’s books and records are maintained in U.S. dollars as follows:

(1)  The foreign currency market value of investment securities and other assets and liabilities stated in foreign currencies are translated into U.S. dollars at the current rate of exchange.

(2)  Security purchases and sales, income and expenses are translated at the rate of exchange prevailing on the respective dates of such transactions.

The resulting gains and losses are included in the Statement of Operations as follows:

Gains and losses attributable to foreign currency exchange rates on sales of securities are recorded for financial statement purposes as net realized gains and losses on investments. Realized foreign exchange gains and losses, which result from changes in foreign exchange rates between the date on which GVCHYBF earns dividends and interest or pays foreign withholding taxes or other expenses and the date on which U.S. dollar equivalent amounts are actually received or paid, are included in net realized gains or losses on foreign currency related transactions. Realized foreign exchange gains and losses which result from changes in foreign exchange rates between the trade and settlement dates on security and currency transactions are also included in net realized gains and losses on foreign currency related transactions. Net currency gains and losses from valuing other assets and liabilities denominated in foreign currency at the period end exchange rate are reflected in net change in unrealized appreciation or depreciation from translation of other assets and liabilities denominated in foreign currencies.

Forward Foreign Currency Contracts

GVCHYBF may enter into forward foreign currency contracts in connection with planned purchases or sales of securities, or to hedge against changes in currency exchange rates affecting the values of its investments that are denominated in a particular currency. A forward foreign currency contract is a commitment to purchase or sell a foreign currency at a future date at a negotiated forward exchange rate. Risks may arise from the potential inability of a counterparty to meet the terms of a contract and from unanticipated movements in the value of a foreign currency relative to the U.S. dollar. Fluctuations in the value of forward foreign currency contracts are recorded for book purposes as unrealized gains or losses from translation of other assets and liabilities denominated in foreign currencies by GVCHYBF. When forward contracts are closed, GVCHYBF will record realized gains or losses equal to the difference between the values of such forward contracts at the time each was opened and the values at the time each was closed. Such amounts are recorded in net realized gains or losses on foreign currency related transactions. GVCHYBF will not enter into a forward foreign currency contract if such contract would obligate it to deliver an amount of foreign currency in excess of the value of its portfolio securities or other assets denominated in that currency.

Futures Contracts

GVCHYBF may enter into financial futures contracts for the delayed delivery of securities, currency or contracts based on financial indices at a fixed price on a future date. In entering into such contracts, GVCHYBF is required to deposit either in cash or securities an amount equal to a certain percentage of the contract amount. Subsequent payments are made or received by GVCHYBF each day, depending on the daily fluctuations in the value of the underlying security, and are recorded for financial statement purposes as variation margins by GVCHYBF. The daily changes in the variation margin are recognized as unrealized gains or losses by GVCHYBF. GVCHYBF’s investments in financial futures contracts are designed to hedge against anticipated future changes in interest or exchange rates or securities prices. In addition, GVCHYBF may enter into financial futures contracts for non-hedging purposes. Should interest or exchange rates or securities prices or prices of futures contracts move unexpectedly, GVCHYBF may not achieve the anticipated benefits of the financial futures contracts and may realize a loss.

Dividend Distributions

Dividends from net investment income are declared and paid semi-annually for GVCHYBF. Net realized short-term and long-term capital gains for GVCHYBF will be distributed at least annually. All such dividends and distributions are credited in the form of additional shares of GVCHYBF at the net asset value on the ex-dividend date.

All dividends and distributions are recorded on the ex-dividend date. Such distributions are determined in conformity with federal income tax regulations. Differences between the recognition of income on an income tax basis and recognition of income based on GAAP may cause temporary overdistributions of net realized gains and net investment income on a GAAP basis.

The tax character of dividends paid to shareholders during the years ended December 31, 2005 and 2004 were as follows:

Ordinary Income
2005	$4,027,155
2004	3,953,043

As of December 31, 2005, the components of accumulated losses on a tax basis were as follows:

Undistributed Ordinary Income	Capital Loss Carryforward	Unrealized Appreciation
$11,563	$(5,628,214)	$752,900

Taxes

GVCHYBF has qualified and intends to remain qualified to be taxed as a “regulated investment company” under the provisions of the U.S. Internal Revenue Code (Code), and as such will not be subject to federal income tax on taxable income (including any realized capital gains) which is distributed in accordance with the provisions of the Code. Therefore, no federal income tax provision is required.

As of December 31, 2005, for federal income tax purposes, the Fund had capital losses carryforward as follows:

	Capital Loss Carryforward	Expiration Date
	$(2,742,200)	2009
	(2,886,014)	2010
Total	$(5,628,214)

Reclassification of Capital Accounts

The treatment for financial statement purposes of distributions made during the year from net investment income and net realized gains may differ from their ultimate treatment for federal income tax purposes. These differences primarily are caused by differences in the timing of the recognition of certain components of income or capital gains, for federal income tax purposes. Where such differences are permanent in nature, they are reclassified in the components of net assets based on their ultimate characterization for federal income tax purposes. Any such reclassifications would have no effect on net assets, results of operations, or net asset value per share of the Fund.

Note B.   Investment Advisory Agreements and Payments to or from Related Parties

The Fund has an investment advisory agreement with Guardian Investor Services LLC (GIS), a wholly-owned subsidiary of GIAC. Fees for investment advisory are at an annual rate of 0.60% of the average daily net assets of the Fund.

The Guardian Fund Complex pays directors who are not “interested persons” (as defined in the 1940 Act) fees consisting of a $5,000 per meeting fee and an annual retainer of $30,500, allocated among all funds in the Guardian Fund Complex based on their relative average daily net assets. Board committee members also receive a fee of $2,000 per committee meeting, which also is allocated among all funds in the Guardian Fund Complex based on their relative average daily net assets. Additional compensation is paid to the Chairmen of the Nominating and Governance Committee and the Audit Committee, respectively. GIS pays compensation to certain directors who are interested persons. Certain officers and directors of the Fund are affiliated with GIS.

Note C.   Investment Transactions

Purchases and proceeds from sales of securities (excluding short-term securities) amounted to $53,961,822 and $51,456,892, respectively, during the year ended December 31, 2005.

The gross unrealized appreciation and depreciation of investments, on a tax basis, at December 31, 2005 aggregated $1,481,832 and $728,932, respectively, resulting in net unrealized appreciation of $752,900. The cost of investments owned at December 31, 2005 for federal income tax purposes was $62,698,146.

Note D.   Repurchase Agreements

The collateral for repurchase agreements is either cash or fully negotiable U.S. government securities. Repurchase agreements are fully collateralized (including the interest earned thereon) and such collateral is marked-to-market daily while the agreements remain in force. If the value of the collateral falls below the value of the repurchase price plus accrued interest, GVCHYBF will require the seller to deposit additional collateral by the next business day. If the request for additional collateral is not met, or the seller defaults, GVCHYBF maintains the right to sell the collateral and may claim any resulting loss against the seller.

Note E.   Reverse Repurchase Agreements

GVCHYBF may enter into reverse repurchase agreements with banks or third party broker-dealers to borrow short-term funds. Interest on the value of reverse repurchase agreements issued and outstanding is based upon competitive market rates at the time of issuance. At the time GVCHYBF enters into a reverse repurchase agreement, GVCHYBF establishes and segregates cash, U.S. government securities or liquid, unencumbered securities that are marked-to-market daily. The value of such segregated assets must be at least equal to the value of the repurchase obligation (principal plus accrued interest), as applicable. Reverse repurchase agreements involve the risk that the buyer of the securities sold by GVCHYBF may be unable to deliver the securities when GVCHYBF seeks to repurchase them.

Note F.   Dollar Roll Transactions

GVCHYBF may enter into dollar rolls (principally using TBA’s) in which GVCHYBF sells mortgage securities for delivery in the current month and simultaneously contracts to repurchase similar securities at an agreed-upon price on a fixed date. The securities repurchased will bear the same interest as those sold, but generally will be collateralized at the time of delivery by different pools of mortgages with different prepayment histories than those securities sold. During the period between the sale and repurchase, the Fund will not be entitled to receive interest and principal payments on the securities sold. Dollar roll transactions involve the risk that the buyer of the securities sold by GVCHYBF may be unable to deliver the securities when GVCHYBF seeks to repurchase them. GVCHYBF is compensated by the difference between the current sales price and the forward price for the future purchase (often referred to as the “drop”), as well as by the interest earned on the cash proceeds of the initial sale. Dollar rolls may increase fluctuations in GVCHYBF’s net asset value and may be viewed as a form of leverage.

Note G.   Transactions in Capital Stock

There are 100,000,000 shares of $0.001 par value capital stock authorized for GVCHYBF. Transactions in capital stock were as follows:

	Year Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	Shares		Amount
Shares sold	987,276	1,865,601	$8,446,844	$15,923,873
Shares issued in reinvestment of dividends	481,999	469,987	4,027,155	3,953,043
Shares repurchased	(1,168,801)	(1,425,887)	(9,990,166)	(12,064,168)
Net increase	300,474	909,701	$2,483,833	$7,812,748

Note H.   Line of Credit

A $100,000,000 line of credit available to GVCHYBF and other related Guardian Funds has been established with State Street Bank and Trust Company and Bank of Montreal. The rate of interest charged on any borrowing is based upon the prevailing Federal Funds rate at the time of the loan plus 0.50% calculated on a 360 day basis per annum. For the year ended December 31, 2005, none of the funds borrowed against this line of credit.

The funds are obligated to pay State Street Bank and Trust Company and Bank of Montreal a commitment fee computed at a rate of 0.08% per annum on the average daily unused portion of the revolving credit.

Note I.   Management Information (Unaudited)

The directors and officers of GVCHYBF are named below. Information about their principal occupations during the past five years and certain other affiliations is also provided. The business address of each director and officer is 7 Hanover Square, New York, New York 10004, unless otherwise noted. The “Guardian Fund Complex” referred to in this biographical information is composed of (1) The Park Avenue Portfolio (a series fund that issues its shares in thirteen series), (2) The Guardian Variable Contract Funds, Inc. (a series fund that issues its shares in seven series), (3) The Guardian Bond Fund, Inc., (4) The Guardian Cash Fund, Inc. and (5) GIAC Funds, Inc. (a series fund that issues its shares in three series).

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Interested Directors*

Arthur V. Ferrara (1930)	Director	Since 1987	Retired. Director and former Chairman of the Board and Chief Executive Officer, The Guardian Life Insurance Company of America. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director of various mutual funds sponsored by Gabelli Asset Management.

*       “Interested” Director means one who is an “interested person” under the Investment Company Act of 1940 by virtue of a current or past position with Guardian Life, the indirect parent company of GIS, the investment adviser of certain Funds in the Guardian Fund Complex.

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Leo R. Futia (1919)	Director	Since 1982	Retired. Director and former Chairman of the Board and Chief Executive Officer, The Guardian Life Insurance Company of America. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

Dennis J. Manning 81 Graenest Ridge Road Wilton, Connecticut 06897 (1947)	Director	Since 2003	President and Chief Executive Officer, The Guardian Life Insurance Company of America since 1/03; President and Chief Operating Officer, 1/02 to 12/02; Executive Vice President and Chief Operating Officer, 1/01 to 12/01; Executive Vice President, Individual Markets and Group Pensions, 1/99 to 12/00. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Director of The Guardian Life Insurance Company of America and The Guardian Insurance & Annuity Company, Inc. Manager, Guardian Investor Services LLC and Park Avenue Securities LLC. Director of various Guardian Life subsidiaries.

Disinterested Directors

Kathleen C. Cuocolo (1952)	Director	Since 11/16/05	Principal, Cuocolo Associates (corporate governance and operations consulting firm), 2003 to present; Executive Vice President, State Street Corporation, prior thereto. Employed by State Street Corporation in various capacities since 1982. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Chairman, Board of Directors, Select Sector S&P Depository Receipts Series Trust (9 exchange traded funds), 1999 to present; Director, World Markets PLC (global performance and analytics company), 2002 to present; Director, The China Fund, Inc., 2001 to 2003; Board of Advisors, Venturi Aeration, Inc. (water remediation services), 2001 to present; Board of Advisors, Inter- Unity Group (systems optimization consulting firm), 2003 to present.

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Frank J. Fabozzi, Ph.D. (1948)	Director	Since 1992	Adjunct Professor of Finance, School of Management — Yale University, 2/94 to present; Editor, Journal of Portfolio Management. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director (Trustee) of various closed-end investment companies sponsored by BlackRock Financial Management. Director of BlackRock Funds (47 funds).

William N. Goetzmann, Ph.D. (1956)	Director	Since 11/16/05	Edwin J. Beinecke Professor of Finance and Management Studies, Yale School of Management, 7/94 to present; Director, International Center for Finance, Yale School of Management, 7/99 to present; Visiting professor, Harvard Business School, 7/05 to present. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Member of the Board of Directors of the Commonfund.

Anne M. Goggin, Esq. (1948)	Director	Since 2004	Attorney at law in private practice since 8/04; Partner, Edwards and Angell, LLP, 4/04 to 8/04; Chief Counsel, Metropolitan Life Insurance Company, 6/00 to 12/03; Senior Vice President and General Counsel, New England Life Insurance Company, 6/00 to 12/03; Chairman, President and Chief Executive Officer, MetLife Advisors LLC, 6/99 to 12/03; Chairman of the Board, Metropolitan Series Fund, 1/02 to 12/03; Chairman of the Board, New England Zenith Fund, 6/99 to 12/03. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

William W. Hewitt, Jr. (1928)	Director	Since 1989	Retired. Former Executive Vice President, Shearson Lehman Brothers, Inc. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Sidney I. Lirtzman, Ph.D. 200 East 57th Street #10H New York, New York 10022 (1930)	Director	Since 1987	Emanuel Saxe Emeritus Professor of Management, Zicklin School of Business, Baruch College, City University of New York since 11/04; Emanuel Saxe Professor of Management 9/96 to 10/04; Dean from 10/95 to 9/02; Interim President 9/99 to 9/00. President, Fairfield Consulting Associates, Inc. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director, since 6/01 Youthstream, Inc. Member, Advisory Board of Directors, New York City Independent Budget Office 5/98 to 5/01.

Steven J. Paggioli (1950)	Director	Since 11/16/05	Independent consultant on investment company matters since 7/01; Executive Vice President, Director and Principal of The Wadsworth Group (administration, consulting and executive search firm) prior thereto. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Trustee and Audit Committee Member, Managers Funds and Managers AMG Funds (36 portfolios), 6/90 to present; Trustee, Professionally Managed Portfolios (20 portfolios), 5/91 to present; Advisory Board Member, Sustainable Growth Advisers, L.P., 10/02 to present.

Robert G. Smith, Ph.D. 132 East 72nd Street, Apt. #1 New York, New York 10021 (1932)	Director	Since 1982	Chairman and Chief Executive Officer, Smith Affiliated Capital Corp. since 4/82. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Governor appointments as Director of New York Health Care Reform Act Charitable Organization and Nassau County Interim Finance Authority. Senior private member of the New York State Financial Control Board for New York City. Senior Director for the New York State Comptroller’s Investment Advisory Committee for State Pension Funds (Commonfund).

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Officers

Joseph A. Caruso (1952)	Senior Vice President and Secretary	Since 1992

Director, The Guardian Life Insurance Company of America since 1/05; Senior Vice President and Corporate Secretary, The Guardian Life Insurance Company of America since 1/01; Vice President and Corporate Secretary prior thereto. Director, Senior Vice President and Secretary, The Guardian Insurance & Annuity Company, Inc. Manager, Senior Vice President and Corporate Secretary, Guardian Investor Services LLC. Director, Senior Vice President and Secretary, Park Avenue Life Insurance Company; Manager, Park Avenue Securities LLC; Senior Vice President and Secretary of Guardian Baillie Gifford Limited, and all of the mutual funds within the Guardian Fund Complex. Director and Officer of various Guardian Life subsidiaries.

				25

Richard A. Cumiskey (1960)	Chief Compliance Officer	Since 2002	Second Vice President, Equity Administration and Oversight, The Guardian Life Insurance Company of America since 1/01; Assistant Vice President, Equity Administration and Oversight prior thereto. Senior Vice President and Chief Compliance Officer of The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 4/04; Second Vice President and Compliance Officer prior thereto. Chief Compliance Officer of all of the mutual funds within the Guardian Fund Complex.	25

Manind V. Govil (1969)	Managing Director	Since 2005	Managing Director and Head of Equity Investments at The Guardian Life Insurance Company of America since 8/05; Lead Portfolio Manager - Large Cap Blend/Core Equity, Co-Head of Equities and Head of Equity Research at Mercantile Capital Advisers since 2001; Lead Portfolio Manager - Core Equity at Mercantile Capital Advisers prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	23

Jonathan C. Jankus (1947)	Managing Director	Since 1999	Managing Director, The Guardian Life Insurance Company of America. Officer of various mutual funds within the Guardian Fund Complex.	20

Stewart M. Johnson (1952)	Senior Director	Since 2002	Senior Director, The Guardian Life Insurance Company of America since 1/02. Second Vice President from 12/00 to 1/02; Assistant Vice President prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	20

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Nydia Morrison (1958)	Controller	Since 2003	Director, Mutual Fund Reporting, The Guardian Life Insurance Company of America since 5/04; Manager prior thereto. Officer of all of the mutual funds within the Guardian Fund Complex.	25

Frank L. Pepe (1942)	Vice President and Treasurer	Since 1995	Vice President and Equity Controller, The Guardian Life Insurance Company of America. Senior Vice President and Controller, The Guardian Insurance & Annuity Company, Inc. since 4/04; Vice President and Controller prior thereto. Senior Vice President and Controller, Guardian Investor Services LLC. Vice President and Treasurer of all of the mutual funds within the Guardian Fund Complex.	25

Richard T. Potter, Jr. (1954)	Vice President and Counsel	Since 1992	Vice President and Equity Counsel, The Guardian Life Insurance Company of America. Senior Vice President and Counsel, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 4/04; Vice President and Counsel prior thereto. Vice President and Counsel of Park Avenue Securities LLC and all of the mutual funds within the Guardian Fund Complex.	25

Robert A. Reale (1960)	Managing Director	Since 2001	Managing Director, The Guardian Life Insurance Company of America, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 3/01; Second Vice President 10/99 to 2/01. Assistant Vice President, Metropolitan Life prior thereto. Officer of all of the mutual funds within the Guardian Fund Complex.	25

Thomas G. Sorell (1955)	President	Since 2003	Executive Vice President and Chief Investment Officer, The Guardian Life Insurance Company of America since 1/03; Senior Managing Director, Fixed Income Securities since 3/00; Vice President, Fixed Income Securities prior thereto. Managing Director, Investments: Park Avenue Life Insurance Company. President of all of the mutual funds within the Guardian Fund Complex.	25

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Donald P. Sullivan, Jr. (1954)	Vice President	Since 1995	Vice President, Equity Administration, The Guardian Life Insurance Company of America. Vice President, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC. Officer of all of the mutual funds within the Guardian Fund Complex.	25

The Statement of Additional Information includes additional information about fund directors and is available upon request, without charge, by calling 1-800-221-3253 or by writing to Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004.

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Report of Ernst & Young LLP,
Independent Registered Public Accounting Firm

Board of Directors of The Guardian Variable Contract Funds, Inc. and
Shareholders of The Guardian VC High Yield Bond Fund (the Fund)

We have audited the accompanying statement of assets and liabilities of The Guardian VC High Yield Bond Fund (one of the series constituting The Guardian Variable Contract Funds, Inc.), including the schedule of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Guardian VC High Yield Bond Fund, a series of The Guardian Variable Contract Funds, Inc., at December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts
February 8, 2006

Board Approval of Investment Management Agreements (Unaudited)

                The Boards of Directors of The Guardian Variable Contract Funds, Inc. (“GVCF”), GIAC Funds, Inc. (“GIAC”), The Guardian Bond Fund, Inc. (“GBF” and a “Fund”) and The Guardian Cash Fund, Inc. (“GCF” and a “Fund”) (together, the series of GVCF and GIAC, and GBF and GCF are referred to as the “Funds,”) approved the renewal of the management agreement for each Fund and, as applicable, the subadvisory agreement for each Fund on November 17, 2005. As a part of the renewal process, the Boards of Directors of GVCF, GIAC, GBF and GCF met independently of Fund management and of the interested Board Members to consider the renewal of: (1) the management agreement (“Management Agreement”) between each of the Funds and Guardian Investor Services LLC (“GIS”) or as applicable, Guardian Baillie Gifford Limited (“GBG” and together with GIS, each referred to as a “Manager”); (2) as applicable, the subadvisory agreements (each a “Subadvisory Agreement”) between GBG and Baillie Gifford Overseas Limited (“BGO”) and the subadvisory agreements between GIS and UBS Global Asset Management (Americas) Inc. (“UBS” and together with BGO, each referred to as a “Subadvisor”). (The Management Agreements and the Subadvisory Agreements are together referred to as the “Advisory Agreements.”) As part of the review process, the Independent Directors were represented by independent legal counsel. The Independent Directors reviewed comprehensive materials received from the Managers, Subadvisors and independent counsel in connection with contract review. The Independent Directors noted that each Board also received regular information throughout the year regarding performance and operating results of each Fund and that in evaluating the Advisory Agreements, they were taking into account their accumulated experience as Board members in working with the Managers on matters relating to the Funds.

                In preparation for the review process, the Independent Directors met with independent legal counsel and discussed the type and nature of information to be provided and sent a formal request for information to Fund management. The Managers and Subadvisors provided extensive information to all Board members in response to the request. Among other information, the Independent Directors reviewed materials to assess the services provided by each Manager and Subadvisor, and, as applicable, information comparing the performance, advisory fees and expense ratios of each Fund to other mutual funds, information about the profitability from the Advisory Agreements to the Managers and to the Subadvisors, information about economies of scale and information about the other benefits to the Managers and Subadvisors and their affiliates resulting from their relationship with the Funds (“fall-out benefits”). The Independent Directors reviewed comparative performance and management fee and expense ratios of peer groups of funds selected by Morningstar, Inc. (“Morningstar”). The Independent Directors also received a memorandum from independent legal counsel advising them of their duties and responsibilities in connection with the review of the Advisory Agreements. In preparation for the November 17th meeting, the Independent Directors met on November 3, 2005, to review and discuss with independent legal counsel the information provided by Morningstar.

                Based upon their review, the Independent Directors concluded that it was in the best interest of each Fund to renew each relevant Advisory Agreement and, accordingly, recommended to the full Board of each Fund the renewal of each applicable Advisory Agreement. In reaching this conclusion for each Fund, the Independent Directors did not identify any single factor or group of factors as all important or controlling and considered all factors together.

Management Agreements

                Nature, Quality and Extent of Services. In reviewing the nature, quality and extent of services provided by the Managers, the Independent Directors considered the services provided by each Manager under the Management Agreements, including administrative services. The Independent Directors considered the experience and skills of senior management responsible for fund operations, the experience and skills of the personnel performing the functions under each Management Agreement and the resources made available to such personnel, the ability of the Managers to attract and retain high-quality personnel, and the organizational depth of the Managers. The Independent Directors concluded that appropriate resources were provided under each Management Agreement. The Independent Directors also considered the delegation of day-to-day portfolio management responsibility to UBS with respect to the Guardian UBS VC Large Cap Value Fund and the Guardian UBS VC Small Cap Value Fund and to BGO with respect to the Baillie Gifford International Growth Fund and the Baillie Gifford Emerging Markets Fund and the Managers’ ability to supervise the activities of the Subadvisors. The Independent Directors concluded each Manager’s supervisory program was satisfactory. The Independent Directors also considered the compliance program established by the Managers and the level of compliance attained by the Managers. Further, the Independent Directors considered that each Manager has had a long-term relationship with the Funds and has demonstrated its past and future commitment to support the Funds. The Independent Directors concluded that a long-term relationship with a capable, conscientious adviser was in the best interest of each Fund. Based upon all relevant factors, the Independent Directors concluded that the nature, quality and extent of the services provided by the Managers to each applicable Fund were satisfactory.

                Investment Performance. The Independent Directors reviewed each Fund’s investment performance over short-term (one-year) and longer-term (three year, five year and ten year) periods, as applicable, and compared those returns to various agreed-upon performance measures, including market indices and peer groups. The Independent Directors received comparative performance information prepared by Morningstar. The Independent Directors also considered whether investment results were consistent with a Fund’s investment objective(s) and policies. For most Funds, the Independent Directors concluded that investment performance met acceptable levels of investment performance. For Funds that experienced underperformance, the Independent Directors reviewed the reasons for the underperformance and the remedial measures taken by the Manager to improve performance. The Independent Directors concluded that the Managers have in place an effective process to monitor performance and that reasonable steps had been implemented to address circumstances of underperformance where appropriate. Therefore, the Independent Directors concluded that it was in the best interests of the Funds to renew the Management Agreements and to continue to closely monitor performance with a particular emphasis on those Funds experiencing underperformance.

                Fees and Expenses. The Independent Directors considered each Fund’s management fees and net expense ratios. The Independent Directors received information, based on data supplied by Morningstar, comparing each Fund’s management fee rates and total net expense ratio to advisory fees and total net expense ratios of the mutual funds in its peer group (as selected by Morningstar). The Independent Directors also received and considered information on fee waivers and/or reimbursements for each Fund compared to those of its peer group. The Independent Directors noted that a number of the Funds have received fee waivers for many years and that such fee waivers remained current through the time of the review process.

                The Independent Directors also compared each Fund’s management fee rates to fees charged by the Manager for comparable mutual funds. For each Fund, the Independent Directors reviewed the fees charged by other advisors for mutual funds in the Fund’s peer group. GIS provided information on the advisory fees it charges its two institutional accounts and noted the information was not comparable with the Funds because the investment objectives and management style of the institutional accounts were very different than those of the Funds. GBG has no clients other than the Funds.

                On the basis of all information provided, the Independent Directors concluded that the management fee schedules for each Fund were reasonable and appropriate in light of the nature, quality and extent of services provided by the Manager.

                Profitability. The Independent Directors reviewed detailed information regarding revenues received by each Manager under each Management Agreement, including identification of the estimated direct and indirect costs of the Managers of providing those services to each Fund that are covered under the Management Agreements. The Independent Directors also received information regarding the enterprise-wide profitability of the Managers with respect to all fund services in totality.

                For all Funds, based upon the profitability percentage provided, the Independent Directors concluded that the profitability to the applicable Manager from the management of each Fund was not unreasonable.

                Economies of Scale. The Independent Directors considered whether there are economies of scale with respect to the management of each Fund and whether the Funds benefit from any such economies of scale through breakpoints in fees or otherwise. The Independent Directors noted that the Guardian UBS VC Small Cap Value Fund and the Guardian Cash Fund had management fee schedules that each contained one breakpoint. The Independent Directors also considered whether the effective management fee rate for each Fund under the Management Agreement is reasonable in relation to the asset size of such Fund. The Independent Directors noted GIS’s representation that it did not anticipate that the Funds would experience any significant economies in the near future, given their asset size. The Independent Directors concluded that, in light of the Funds’ current asset levels, the fee schedule for each Fund reflects an appropriate level of sharing of any economies of scale.

                Other Benefits to Manager. The Independent Directors also considered the character and amount of other incidental benefits received by the Managers and their affiliates as a result of their relationship with the Funds. The Independent Directors noted the Managers’ representation that each has the ability to obtain proprietary research as a result of the Funds’ brokerage business that may be used for the benefit of the Funds and other clients of the Managers. The Independent Directors concluded that management fees for each Fund were reasonable in light of these fall-out benefits.

Specific Fund Findings

The Guardian VC High Yield Bond Fund

                In determining to recommend renewal of the Fund’s Management Agreement, the Independent Directors concluded that investment performance was satisfactory, with performance during more recent periods falling within a reasonable range of the median of its peer group, and that the management fee rate was reasonable.

Overall Conclusions

                Based upon all of the information considered and the conclusions reached, the Independent Directors determined that the terms of each Advisory Agreement continue to be fair and reasonable and that the continuation of each Advisory Agreement is in the best interests of each Fund.

Shareholder Voting Summary (Unaudited)

November 15, 2005

On November 15, 2005, a Special Shareholder Meeting of the Fund was held at which the eleven Directors, identified below, were elected (Proposal No. 1) and the sub-proposals in Proposal No. 2, as described in the Proxy Statement, were approved. The following is a report of the votes cast:

Proposal No. 1

Election of the Eleven Nominees for Director:

NOMINEE	FOR	WITHHELD	TOTAL
DIRECTORS
Kathleen C. Cuocolo	76,165,969.554	1,858,569.914	78,024,539.468
Frank J. Fabozzi	76,176,372.381	1,848,167.087	78,024,539.468
Arthur V. Ferrara	75,994,827.909	2,029,711.559	78,024,539.468
Leo R. Futia	75,817,210.074	2,207,329.394	78,024,539.468
William N. Goetzmann	76,164,019.071	1,860,520.397	78,024,539.468
Anne M. Goggin	76,112,215.256	1,912,324.212	78,024,539.468
William W. Hewitt	75,933,986.870	2,090,552.598	78,024,539.468
Sidney I. Lirtzman	75,898,936.066	2,125,603.402	78,024,539.468
Dennis H. Manning	76,179,952.757	1,844,586.711	78,024,539.468
Steven J. Paggioli	76,173,796.441	1,850,743.027	78,024,539.468
Robert G. Smith	75,972,333.669	2,052,205.799	78,024,539.468

Proposal No. 2

Approving an amendment to, or the elimination of, the Fund’s fundamental investment restriction, as described in the Proxy Statement, with respect to the following:

SUB-PROPOSALS	FOR	AGAINST	ABSTAIN	TOTAL
2(a) Diversification of investments;	7,168,470.356	255,354.782	96,070.343	7,519,895.481
2(b) Borrowing;	7,188,337.885	235,487.253	96,070.343	7,519,895.481
2(c) Issuing senior securities;	7,159,428.801	264,396.337	96,070.343	7,519,895.481
2(d) Concentration of investments in the same industry;	7,178,440.123	245,385.015	96,070.343	7,519,895.481
2(e) Investments in real estate	7,184,378.867	239,446.271	96,070.343	7,519,895.481
2(h) Making loans, and	7,168,470.356	255,354.782	96,070.343	7,519,895.481
2(m) Pledging, mortgaging or hypothecating its assets.	7,168,470.356	255,354.782	96,070.343	7,519,895.481

Proxy Voting Policies and Procedures (Unaudited)

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities, as well as information regarding how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30, 2005, is available free of charge upon request by logging on to www.guardianinvestor.com or the Securities and Exchange Commission’s (SEC) website at www.sec.gov.

Form N-Q (Unaudited)

The Fund files a complete schedule of portfolio holdings with the SEC for the first and third quarters of each year on the Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov, and can be reviewed and copied at the SEC’s Public Reference Room in Washington D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

Code of Ethics (Unaudited)

The Fund has adopted a code of ethics for its Principal Executive Officer and Principal Financial Officers (the “Code”). The purpose of the Code is to promote, among other things: honest and ethical conduct, including the handling of conflicts of interest; full, fair, accurate, timely and understandable disclosure in reports and documents filed with the SEC; and compliance with applicable laws and regulations. A copy of the Code has been filed with the SEC on Form N-CSR and can be obtained on the SEC’s website at www.sec.gov.

Copies of all of the above can be obtained free of charge by calling 1-800-221-3253 or by writing to Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004.